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Exhibit 99.4

NAPO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Napo focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace. Napo's lead product is Mytesi® (sometimes referred to herein as crofelemer), a FDA-approved antidiarrheal indicated for the symptomatic relief of non-infectious diarrhea in adult patients living with HIV/AIDS on antiretroviral therapy (sometimes referred to herein as ART). The active pharmaceutical ingredient (sometimes referred to herein as API) in Mytesi® is crofelemer, Napo's proprietary, patented gastrointestinal anti-secretory agent sustainably harvested from the rainforest.

        In March 2016, Napo settled ongoing litigation with Salix Pharmaceuticals, Inc. (sometimes referred to herein as Salix) (now owned by Valeant Pharmaceuticals International) and rights to develop, manufacture and commercialize crofelemer previously licensed to Salix in December 2008 in North America, certain European Union countries and Japan were terminated and returned to Napo, along with certain crofelemer active pharmaceutical ingredient inventory, Mytesi® drug product inventory and land. Napo recorded the inventory received at its manufactured cost and the land at its appraised value and recorded a gain on settlement of litigation of $1,888,319.

        Jaguar was a majority-owned subsidiary of Napo until the close of its initial public offering (sometimes referred to herein as IPO) on May 18, 2015. Jaguar was formed to develop and commercialize first-in-class gastrointestinal products for companion and production animals and horses. Jaguar's first commercial product, Neonorm Calf, was launched in 2014. On May 18, 2015, Jaguar completed an IPO of its common stock at a price to the public of $7.00 per share. In connection with the IPO, Napo deconsolidated Jaguar on this date due to a reduction in its ownership interest in Jaguar. Subsequent to the IPO, Napo owned approximately 18% and 19% of the outstanding shares of Jaguar at March 31, 2017 and December 31, 2016, respectively. Accordingly, management concluded that Napo was able to have significant influence over the operations of Jaguar. Subsequent to Jaguar's IPO, Napo has accounted for its holding in Jaguar using the equity method of accounting.

        Effective July 1, 2016, Napo and Jaguar entered into an employee leasing and overhead allocation agreement (sometimes referred to herein as the 2016 Service Agreement). The initial term of the 2016 Service Agreement was from July 1, 2016 to December 31, 2016, and the term has been extended until the completion of a successful merger between the two companies, or until the proposed merger has been terminated. In connection with the 2016 Service Agreement, Jaguar provided to Napo the services of Jaguar employees, primarily in the areas of supply, manufacturing and quality control and general administrative positions. The 2016 Service Agreement stipulated that Napo reimburse Jaguar for a portion of Jaguar's overhead costs including an allocated amount for rent.

Recent Events

  Merger

        On March 31, 2017, Napo and Jaguar announced the signing of a definitive merger agreement (sometimes referred to herein as the merger agreement). Under the terms of merger agreement, Jaguar's stockholders and option and warrant holders calculated on a fully diluted basis as of March 31, 2017 (excluding approximately 365,437 shares issuable under securities convertible at $5.00 or more per share) will hold approximately 25% of the total outstanding fully diluted equity of Jaguar. Conversely, the balance of the outstanding fully diluted equity of Jaguar will be held by existing Napo creditors, RSU, option and warrant holders together with new convertible debt and equity investors upon consummation of the merger.

        At the effective time of the merger, each issued and outstanding share of Napo common stock (other than dissenting shares and shares held by Jaguar or Napo) will be converted into a contingent right to receive up to a whole number of shares of Jaguar common stock comprising in the aggregate up to approximately 20.2% of the fully diluted shares of Jaguar common stock immediately following the consummation of the merger, which contingent right will vest only if the resale of certain shares of Jaguar common stock (sometimes referred to herein as the Tranche A Shares) issued by Jaguar to Nantucket Investments Limited (sometimes referred to herein as Nantucket) pursuant to the Napo debt settlement provides Nantucket with specified cash returns over a specified period of time (sometimes referred to herein as the Hurdle Amounts). In addition, if such Hurdle Amount is achieved before all of such Tranche A Shares are sold, then 50% of the remaining unsold Tranche A Shares will be distributed pro rata among the Napo Stockholders and RSU holders. The proposed merger remains subject to customary conditions to closing, including but not limited to regulatory approvals inclusive of the effectiveness of the S-4 Registration Statement, debt limitations of Napo, absence of any material adverse change in the business, results of operations or condition (financial or otherwise) of either party and stockholder approval from each party.

  Refinancing

        On March 31, 2017, Napo entered into a settlement and discounted payoff agreement (sometimes referred to herein as the Nantucket Settlement Agreement), with the lenders party to Napo's existing financing agreement, dated as of October 10, 2014 (sometimes referred to herein as the Financing Agreement), and Nantucket, as collateral agent and administrative agent pursuant to which Napo agreed, simultaneously with the consummation of the merger, (a) to make a cash payment to Nantucket of either $8 million or $8.5 million (depending upon the percentage of outstanding common stock represented by the shares released in the following clause (b)), which will reduce the outstanding principal obligations under the Financing Agreement, and (b) in satisfaction as a compromise for the outstanding obligations under the Financing Agreement and the release of any lien or security interest in respect of such outstanding obligations, (x) to transfer to Nantucket 2,666,666 shares of Jaguar common stock owned by Napo and (y) to cause Jaguar to issue to Nantucket 2,217,579 newly issued shares of Jaguar voting common stock (sometimes referred to herein as the Remaining Tranche C Shares) and 38,180,451 newly issued shares of Jaguar non-voting common stock, which shares are subject to the terms of the Investor Rights Agreement described below.

        Napo also entered into settlement agreements with Dorsar Investment Company, Alco Investment Company, Two Daughters LLC, Boies Schiller Flexner LLP and Dan Becka on or about March 31, 2017, pursuant to which Napo agreed to cause Jaguar to issue in the aggregate 4,722,567 shares of Jaguar non-voting common stock and warrants to purchase 1,224,874 shares of Jaguar common stock, with an exercise price of $0.08 per share, to such creditors upon consummation of the merger as a complete settlement and satisfaction of Napo's outstanding obligations to such creditors. Jaguar also agreed to register the resale of these shares on one or more registration statements.

        In connection with the execution of the merger agreement and the Nantucket Settlement Agreement, Jaguar and Nantucket entered into an Investor Rights Agreement, dated March 31, 2017 (sometimes referred to herein as the Investor Rights Agreement) pursuant to which, among other things, Jaguar agreed to register the resale of the shares issued to Nantucket pursuant to the Nantucket Settlement Agreement on one or more registration statements. A portion of these shares will be held in escrow and released to either Nantucket or the former Napo stockholders, depending on whether Nantucket receives sufficient proceeds from the resale of the Tranche A Shares to third parties to satisfy the Hurdle Amounts. The Investor Rights Agreement also provides that Jaguar cannot pay any dividends on any shares of its capital stock or redeem any shares, except in limited circumstances, without the prior written consent of Nantucket.

        On June 27, 2017, Jaguar, Napo and Nantucket entered into the Consent, which, among other things, as a result of certain dilution that might be caused by the issuance of a convertible note as described in the exhibit to the Consent and certain stock issuances by Jaguar since entering into the merger agreement and prior to the consummation of the merger, (x) increases the Remaining Tranche C Shares from 1,940,382 shares of Jaguar voting common stock to 2,217,579 shares of Jaguar voting common stock and (y) reduces the number of Tranche B Shares from 19,900,202 shares of non-voting Jaguar common stock to 19,700,625 shares of non-voting Jaguar common stock. To the extent dilution to the Tranche A Shares as a result of such convertible note issuance or such stock issuances would result in a breach of the Investor Rights Agreement or a failure of the condition set forth in Section 2(j) of the Nantucket Settlement Agreement to be satisfied at the closing of the merger, any such breach or failure was waived by Nantucket so long as immediately after the closing of the merger, the Tranche A Shares represent no less than 18.9% of the total outstanding capital stock of Jaguar (on a fully diluted basis as defined in Section 2.1(d) of the Investor Rights Agreement as modified by the Consent).

        Under the Consent, the parties also (x) agreed to increase the authorized number of shares of voting common stock under Jaguar's Third Amended and Restated Certificate of Incorporation from 175,000,000 shares to 250,000,000 shares and (y) acknowledged and agreed that the Outside Date specified in Section 10.1(b)(i) of the merger agreement be extended to July 31, 2017 and the date specified in Section 9(a) of the Nantucket Settlement Agreement be extended to July 31, 2017.

  Promissory Note Issuances

        On March 1, 2017, Napo entered into a convertible note purchase agreement with two lenders for the funding of $1,050,000 (face amount of $1,312,500) in two $525,000 tranches (face amount $656,250). The notes bear interest at 3% and mature on December 1, 2017. Interest may be paid at maturity in either cash or shares of Jaguar, provided that if Jaguar is not listed on Nasdaq or the Bulletin Board or registered under the Securities Act then interest must be paid in cash. Assuming the funding of $1,050,000, the notes may be exchanged for up to 2,343,752 shares of Jaguar common stock, prior to maturity date assuming that either the merger of Napo and Jaguar has occurred, among other conditions. Napo received funding of $525,000 on March 1, 2017 and on April 27 and 28 received funding of an additional $525,000 (face amount $656,250). In the three month period ended March 31, 2017, Napo recorded $131,250 of original issue discount and $25,000 of debt issuance costs and subsequently recorded, for the second tranche of funding received in April 2017, an additional $131,250 of original issue discount. Under the merger agreement, Jaguar is required to register the maximum number of shares of Jaguar common stock issuable in connection with interest payments under the promissory notes.

        On March 31, 2017, Napo entered into an Amended and Restated Note Purchase Agreement (sometimes referred to herein as the Kingdon NPA) with Kingdon Associates, M. Kingdon Offshore Master Fund L.P., Kingdon Family Partnership, L.P., and Kingdon Credit Master Fund L.P. (and, together with any other party purchasing Kingdon Notes (as defined below) pursuant to the Kingdon NPA, sometimes collectively referred to herein as the Kingdon Purchasers), under which remains outstanding $2,500,000 in aggregate principal amount of convertible promissory notes (sometimes referred to herein as the Kingdon Notes) issued by Napo on December 31, 2016 to such purchasers at a purchase price of $2,000,000. Subject to the consummation of the merger, the holders of the Kingdon Notes may convert the Kingdon Notes into shares of Jaguar common stock at a conversion price of $0.925 (i) from the date of the Kingdon Note until the day immediately preceding the one-year anniversary of the Kingdon Note, all, but not less than all, of one-third of the outstanding principal and interest of the Kingdon Note, (ii) from the one-year anniversary of the Kingdon Note until the day immediately preceding the two-year anniversary of the Kingdon Note, all, but not less than all, of an additional one-third of the outstanding principal and interest of the Kingdon Note, and (iii) from the two-year anniversary of the Kingdon Note and thereafter, all, but not less than all, of the outstanding principal and interest of the Kingdon Note. Subject to the satisfaction of certain conditions, each Kingdon Purchaser is required to purchase its pro rata portion of additional Kingdon Notes with an aggregate original principal amount of $7,500,000 for an aggregate purchase price of $6,000,000, which subsequent purchase will occur simultaneously with the consummation of the merger and with effect as of immediately prior to the consummation of the merger.

        The Kingdon Notes accrue interest at a rate of 10% per annum and mature on the first date after December 30, 2019 on which a majority of the Kingdon Purchasers have provided written notice to Napo requesting payment in full of the outstanding principal and interest of the Kingdon Notes. The obligations of Napo under the Kingdon Notes are secured pursuant to the terms of the Security Agreement, dated December 30, 2016, by and among Napo, Kingdon Capital Management L.L.C. and the purchasers named therein (sometimes referred to herein as the Napo Security Agreement) and the Limited Subordination Agreement, dated December 30, 2016, by and among Napo, the Kingdon Purchasers, Nantucket, the lenders under the Financing Agreement, Dorsar Investment Company, Alco Investment Company and Two Daughters LLC (sometimes referred to herein as the Intercreditor Agreement). Jaguar has agreed to file a registration statement to register the resale of shares of Jaguar common stock issuable upon exchange of the 2017 Exchangeable Notes within 30 days of the earlier of the effective date of the merger and the merger termination date.

Revenue

        Napo began selling its drug product, Mytesi®, on consignment through one distributor in June 2016. This distributor in turn sells Mytesi to various wholesalers around the United States. Sales to the wholesalers are made under agreements that may provide price adjustments and rights of return prior to sell through. Until Napo develops sufficient sales history and pipeline visibility, revenue will be deferred until products are sold by the wholesaler to the wholesaler's customers, but the company recognizes cost of sales and reduces inventory when the distributor sells to wholesalers. Napo had $518,133, $987,312 and $390,953 of revenue (including royalties received) for the three months ended March 31, 2017 and the years ended December 31, 2016 and 2015, respectively.

        Napo received royalty payments on a quarterly basis in 2015 and up to March 4, 2016. Royalties received equaled $31,729, $32,092 and $276,999 in the three months ended March 31, 2016 and in the years ended December 31, 2016 and 2015, respectively. These royalties are recognized in the period in which sales are made by the licensee.

        For the three months ended March 31, 2017 and the year ended December 31, 2016, substantially all of Napo's revenue was derived from sales of Mytesi®. In the year ended December 31, 2015, the majority of Napo revenues consisted of royalties received pursuant to Napo's collaboration with Salix Pharmaceuticals, Inc., with approximately 20% of revenue derived from Jaguar sales of Neonorm Calf, Jaguar's anti-diarrheal for neo-natal calves.

Research and Development Expense

        In 2015, research and development expenses consist primarily of clinical and contract manufacturing expense, personnel and related benefit expense; and, with respect to the consolidated operating results of Jaguar for the first five months of 2015, includes stock-based compensation expense, employee travel expense, reforestation expenses. Clinical and contract manufacturing expense included in operating results in 2015 consists primarily of costs to conduct stability, safety and efficacy studies, and manufacturing startup expenses.

        Napo conducted limited research and development in the three months ended March 31, 2017 and the year ended December 31, 2016. Expenditures in the year ended December 31, 2015 represent primarily the consolidated operating results of Jaguar for the period from January to May 18, 2015. Research and development activities are projected to increase significantly in 2017 and beyond.

        The timing and amount of Napo's future research and development expenses will depend largely upon its ability to attract potential development and commercialization partners, capital availability as well as the outcomes of current and future trials for its prescription drug product candidates as well as the related regulatory requirements, the outcomes of current and future formulation studies for its non-prescription products, manufacturing costs and any costs associated with the advancement of its line extension programs. Napo cannot determine with certainty the duration and completion costs of the current or future development activities.

        The duration, costs and timing of trials, formulation studies and development of Napo's prescription drug will depend on a variety of factors, including:

  •
  the scope, rate of progress, and expense of Napo's ongoing, as well as any additional clinical trials, formulation studies and other research and development activities;

  •
  future clinical trial and formulation study results;

  •
  potential changes in government regulations; and

  •
  the timing and receipt of any regulatory approvals.

        A change in the outcome of any of these variables with respect to the development of a prescription drug product candidate could mean a significant change in the costs and timing associated with Napo's development activities.

        Napo expects research and development expense to increase significantly as it adds personnel, commences additional clinical studies and performs other activities to develop its prescription drug product candidates.

Sales and Marketing Expense

        Sales and marketing expenses in the three months ended March 31, 2017 and in 2016 consist primarily of contracted amounts paid to a distribution and marketing firm and to a marketing and commercialization advisory firm, in addition to direct expenses for the promotion and marketing of Mytesi®, travel expense, and participation in conferences.

        Napo expect sales and marketing expense to increase significantly as it develops and commercializes new products and grows its existing Mytesi® market. In April 2017, Napo contracted with a third party sales and marketing group to promote the sales of Mytesi® product.

General and Administrative Expenses

        General and administrative expenses consist of personnel and related benefit expense, stock-based compensation expense (Jaguar only in 2015), employee travel expense, legal and accounting fees, rent and facilities expense, reimbursement of the services provided by Jaguar Animal Health personnel and related benefits expenses associated therewith, and management consulting expense.

        Napo expects general and administrative expense to increase in order to enable it to effectively manage the overall growth of the business. This will include adding headcount, enhancing information systems and potentially expanding corporate facilities.

Interest Expense

        Interest expense in three months ended March 31, 2017 and March 31, 2016 consists of interest expense on convertible promissory notes and interest on the principal balance and penalties associated with the Financing Agreement as well as in the three months ended March 31, 2017, the amortization of debt discount and issuance costs associated with convertible note and exchangeable note issuances in December 2016 and in March 2017. Interest expense in the three months ended March 31, 2017 was $2,504,718 compared to $1,705,230 in the three months ended March 31, 2016. See "Description of Indebtedness—Financing Agreement."

        Interest expense in 2015 and 2016 consists primarily of interest expense on convertible promissory notes and interest on the principal balance and penalties associated with the Financing Agreement. Interest expense in 2015, inclusive of Jaguar's operations, was $8,048,764, of which $6,367,471 was attributable to Napo. In 2016, interest expense was $15,609,092. See "Description of Indebtedness—Financing Agreement."

Results of Operations

        As a result of the settlement of its litigation with Salix and the termination of the license of crofelemer to Salix, Napo now has exclusive rights to crofelemer worldwide for the indication of diarrhea predominant irritable bowel syndrome and all other human indications, except for HIV/AIDS, adult infectious diarrhea and pediatric diarrhea in 140 countries (mainly outside of the United States, western EU countries and Japan) and China.

        The manufacture and sale of Mytesi® has necessitated higher expenditures on inventory and commercialization efforts by Napo and has resulted in significant initial costs with regard to manufacturing, quality and general and administrative personnel and marketing and commercialization consultants. Napo entered into an Employee Leasing and Overhead Allocation Agreement with regard to the use of Jaguar personnel for certain of these activities.

        Future development and commercialization of other indications of crofelemer will require capital far in excess of what Napo currently has and Napo therefore intends to rely on licensing opportunities as well as additional capital raises.

        Napo sources the raw material for crofelemer active pharmaceutical ingredient from the Croton lechleri tree which grows in South America in countries along the Amazon Basin. Purchases are denominated in dollars, as are agreements with Napo's API contract manufacturer, based in India. Currently, Napo has only one FDA-approved manufacturer of crofelemer API, although that manufacturer is able to produce crofelemer API at two separate facilities, though one has significantly less capacity than the other. The capacity of the smaller site alone is adequate for the current levels of Mytesi sales.

        Inflation has had no material effect on Napo's results for the three months ended March 31, 2017 and 2016 or for the years ended December 31, 2016 and 2015. Currently Napo does not foresee a significant effect on its operations from raw material price inflation.

Comparison of the three month periods ended March 31, 2017 and 2016

        The following table summarizes Napo's results of operations with respect to the items set forth in such table for the three months ended December 31, 2017 and 2016, together with the change in such items in dollars and as a percentage:

	Three Months Ended March 31,		Variance
	2017	2016	($)	(%)
Revenue	$518,133	$31,729	486,404	1,533.0%
Operating Expenses
Cost of revenue	(361,089)	(9,182)	351,907	3,832.6%

Gross profit	157,044	22,547	134,497	596.5%
Research and development expense	81,623	—	81,623	100%
Selling, general and administrative	1,245,319	317,758	927,561	291.9%

Total operating expenses	1,326,942	317,758	1,009,184	317.6%

Loss from operations	(1,169,898)	(295,211)	874,687	296.3%
Interest expense, net	(2,504,718)	(1,705,230)	799,488	46.9%
Gain on litigation settlement	—	674,578	(674,578)	(100.0)%
Gain (loss) from equity method investment in related party	746,667	(1,134,233)	1,880,900	165.8%

Net loss	$(2,927,949)	$(2,460,096)	467,853	19.0%

Revenue and Cost of Revenue

        Revenue and related cost of revenue for the three months ended March 31, 2017 solely reflects net sales of Mytesi® by Napo. In the three months ended March 31, 2016, revenue consists of royalty income from Salix's sales of Mytesi®. Cost of revenue is comprised of the manufactured price of Mytesi®, plus the allocated costs of manufacturing and quality personnel as well as freight. Cost of revenue for Mytesi is higher as a percentage of net sales as a result of the costs of supply, quality and manufacturing personnel and continuing the establishment and implementation of quality assurance and control procedures.

Research and Development Expense

        The following table presents the components of research and development expense for the three months ended March 31, 2017 and 2016, together with the change in such components in dollars and as a percentage.

	Three Months Ended March 31,
	2017	2016	Variance	Variance %
R&D:
Third party consulting, related benefits	$81,623	$0	$81,623	100%

Total	$81,623	$0	$81,623	100%

        Research and development expense was $0 in the three months ended March 31, 2016. Such expenses increased to $81,623 for the same period in 2017, and were related to third party consulting expense provided by Jaguar personnel and independent third parties.

Selling, General and Administrative Expense

        The following table presents the components of general and administrative expense for the three months ended March 31, 2017 and 2016 together with the change in such components in dollars and as a percentage:

	Three Months Ended March 31,
	2017	2016	Variance	Variance %
G&A:
Personnel and related benefits	$80,192	$80,066	126	0.2%
Accounting fees	53,823	2,000	51,823	2,591.2%
Third-party consulting fees and Jaguar service fees	395,581	8,800	386,781	4,395.2%
Legal fees	285,516	155,189	130,327	84.0%
Travel	53,638	22,431	31,207	139.1%
Marketing, commercialization	282,762	—	282,762	100.0%
Other	93,807	49,272	44,535	90.3%

Total	$1,245,319	$317,758	$927,561	291.9%

        Napo's selling, general and administrative expenses increased $927,561 from $317,758 in the three months ended March 31, 2016 to $1,245,319 for the same period in 2017. Napo's third-party consulting fees and service fees increased $386,781 from $8,800 in the three months ended March 31, 2016 compared to $395,581 in the same period in 2017. In July 2016, Napo entered into an Employee Lease and Overhead Allocation Agreement, which continued into 2017, whereby Napo was billed $262,253 for the services of Jaguar employees in the areas of quality, manufacturing, supply and other general and administrative areas in the three months ended 2017. Napo also incurred fees for regulatory consultants in the three months ended March 31, 2017 which is included in third party consulting fees. Napo had one employee in the three month periods ended March 31, 2016 and 2017. Napo's legal fees increased $130,327 from $155,189 in the three months ended March 31, 2016 compared to $285,516 in the period ended March 31, 2017. In the three months ended March 31, 2016 Napo incurred significant legal costs with regard to the negotiation of the Settlement, Termination, Asset Transfer and Transition Agreement with Salix which settled the litigation between the companies and returned the rights to crofelemer, including Mytesi® to Napo. Significant legal expense in the three months ended March 31, 2017 was associated with merger costs and with the administration of the intellectual property associated with crofelemer. Marketing and commercialization expenses were $0 in the three months ended March 31, 2016 compared with $282,762 in the three month period ended March 31, 2017 associated with efforts to promote and commercialize Mytesi®. Such costs are projected to increase significantly in 2017. An allocation of rent expense was charged to Napo by Jaguar in the three month period ended 2017 and is included in third party consulting and service fees. Such charges were relatively insignificant. Other expenses, including insurance costs and travel increased from the three month period ended March 31, 2016 as result of increased activity in the same period in 2017.

Comparison of the years ended December 31, 2016 and 2015

        The following table summarizes Napo's results of operations with respect to the items set forth in such table for the years ended December 31, 2016 and 2015, together with the change in such items in dollars and as a percentage:

	Years Ended December 31,		Variance
	2016	2015	($)	(%)
Revenue	$987,312	$390,953	596,359	152.5%
Operating Expenses
Cost of revenue	(726,506)	(174,949)	(551,557)	315.3%

Gross profit	260,806	216,004	44,802	20.7%
Research and development expense	127,137	1,672,472	(1,545,335)	(92.4)%
Selling, general and administrative	2,725,925	2,618,066	107,859	4.1%
Total operating expenses	2,853,062	4,290,538	(1,437,476)	(33.5)%

Loss from operations	(2,592,256)	(4,074,534)	1,482,278	36.4%
Interest expense, net	(15,609,092)	(8,048,674)	7,560,418	93.9%
Gain on disposition of related party	—	29,961,150	(29,961,150)	(100.0)%
Impairment	(574,059)	(9,751,974)	(9,177,915)	(94.1)%
Gain on litigation settlement	1,888,319	—	1,888,319	100%
Change in fair value of warrants	—	(267,867)	267,867	100.0%

Loss from equity method investment in related party	(3,505,940)	(2,915,090)	590,850	20.3%

Consolidated net income (loss)	(20,393,028)	4,903,011	(25,296,039)	(515.9)%

Net loss attributable to non-controlling interest	—	406,150	(406,150)	(100.0)%

Net income (loss) and comprehensive income (loss)	$(20,393,028)	$5,309,161	(25,702,189)	(484.1)%

Revenue and Cost of Revenue

        Revenue and related cost of revenue for the years ended December 31, 2016 reflects net sales of Mytesi® by Napo from June to December 31, 2016 Included in revenue is approximately $32,000 of royalty income from Salix's sales of Mytesi® in Q1 2016. Cost of revenue is comprised of the manufactured price of Mytesi®, plus the allocated costs of manufacturing and quality personnel as well as freight. Cost of revenue for Mytesi is higher as a percentage of net sales as a result of the initial costs of adding supply, quality and manufacturing personnel and establishing and implementing quality assurance and control procedures.

        For the year ended December 31, 2015, revenue is primarily comprised of royalties received from Salix from its net sales of Mytesi® (formerly known as Fulyzaq) and approximately $77,000 of revenue from sales of Neonorm calf. Cost of revenue in the year ended December 31, 2015 relates to royalties payable to third parties on the net sales of Mytesi® by Salix and the inclusion of Jaguar cost of revenue for sales of Neonorm Calf.

Research and Development Expense

        The following table presents the components of research and development expense for the years ended December 31, 2016 and 2015, together with the change in such components in dollars and as a percentage. Research and development expenses in 2015 include five months of Jaguar activity and accordingly 2016 is not comparable due to the limited amount of research and development activity conducted by Napo.

	Years Ended December 31,
	2016	2015	Variance	Variance %
R&D:
Personnel and related benefits	$127,137	$599,557	$(472,420)	–371.6%
Materials expense and tree planting	—	19,000	$(19,000)	–100.0%
Travel, other expenses	—	50,418	$(50,418)	–100.0%
Clinical and contract manufacturing	—	936,589	$(936,589)	–100.0%
Stock-based compensation	—	38,133	$(38,133)	–100.0%
Other	—	28,775	$(28,775)	–100.0%

Total	$127,137	$1,672,472	$(1,545,335)	–1,215.5%

        Napo decreased research and development expense $1,545,335 from $1,672,472 in the year ended December 31, 2015 to $127,137 for the same period in 2016. Research and development expense in 2016 of $127,137 was related to personnel and third party consulting expense. The consolidation of Jaguar research and development expenses for the first five months of 2015 accounted for $1,617,857 of the $1,672,472 of research and development expense in 2015. Clinical trial and contract manufacturing expenses decreased $936,589 because Napo conducted no clinical trial activity in 2016 and all Napo manufacturing activity in 2016 was devoted to manufacturing inventory of Mytesi®.

Selling, General and Administrative Expense

        The following table presents the components of general and administrative expense for the years ended December 31, 2016 and 2015 together with the change in such components in dollars and as a percentage:

	Years Ended December 31,
	2016	2015	Variance	Variance %
G&A:
Personnel and related benefits	$311,303	$853,488	(542,185)	–63.5%
Accounting fees	53,413	229,195	(175,782)	–76.7%
Third-party consulting fees and Jaguar service fees	732,875	101,609	631,266	621.3%
Legal fees	547,562	797,584	(250,022)	–31.3%
Travel	117,345	178,655	(61,310)	–34.3%
Stock-based compensation	—	31,011	(31,011)	–100.0%
Rent and lease expense	—	70,770	(70,770)	–100.0%
Marketing, commercialization	730,252	41,706	688,546	1651.0%
Other	233,175	314,048	(80,873)	–25.8%

Total	$2,725,925	$2,618,066	$107,859	4.1%

        Napo's selling, general and administrative expenses increased $107,859 from $2,618,066 in the year ended December 31, 2015 to $2,725,925 for the same period in 2016. The consolidation of Jaguar results for five months in 2015 accounted for $1,766,388 of the $2,618,066 of general and administrative expense in 2015. Napo's third-party consulting fees and service fees increased $631,266 from $101,609 in the year ended December 31, 2015 compared to $732,875 in the same period in 2016. In 2016, Napo entered into an Employee Lease and Overhead Allocation Agreement whereby Napo was billed $628,867 for the services of Jaguar employees in the areas of quality, manufacturing, supply and other general and administrative areas in 2016. Napo also incurred fees for regulatory consultants in 2016 which is included in third party consulting fees. Napo had one employee in 2016. Stock-based compensation decreased from $31,011, attributable to the consolidation of Jaguar, in the year ended December 31, 2015 to $0 in the same period in 2016 as Napo had no stock based compensation expense in 2016. Napo's legal fees decreased $250,022 from $797,584 in the year ended December 31, 2015 compared to $547,562 in the same period in 2016. In 2016 Napo incurred significant legal costs with regard to the negotiation of the Settlement, Termination, Asset Transfer and Transition Agreement with Salix which settled the litigation between the companies and returned the rights to crofelemer, including Mytesi® to Napo. Other significant legal expense was associated with the return and administration of the intellectual property associated with crofelemer. Napo also incurred significant marketing and commercialization expenses of $730,252 in 2016 associated with efforts to promote and sell Mytesi®. Such costs are projected to increase significantly in 2017. An allocation of rent expense was charged to Napo by Jaguar in 2016 and is included in third party consulting and service fees. Such charges were relatively insignificant. Other expenses, including insurance costs decreased from 2015 as a result of the deconsolidation of Jaguar after May 2015 and Napo's relatively lower level of operations in 2016.

Liquidity and Capital Resources

Sources of Liquidity

        Since inception, Napo has incurred net losses and negative cash flows from operations, and, as of March 31, 2017 and December 31, 2016, Napo had an accumulated deficit of $160,366,250 and $157,438,301, respectively. Substantially all of Napo's historical net losses resulted from costs incurred in connection with its research and development programs, stock-based compensation, interest expense and from general and administrative costs associated with its operations through March 31, 2017.

        As of March 31, 2017 and December 31, 2016, Napo had cash, cash equivalents, and short-term investments of $1,414,678 and $2,271,745, respectively. A substantial portion of Napo's cash at March 31, 2017 was the result of the issuance of $3.16 million of convertible notes in December 2016 and in March 2017. In the near term, Napo does not expect to incur significant expenditures planned for manufacturing equipment. However, without completion of the merger and the concurrent consummation of the debt settlements and new financing described herein, Napo does not believe its current capital resources are sufficient to fund its planned operations for the next 12-months. Napo's independent registered public accounting firm has included an explanatory paragraph in its audit report included with Napo's audited financial statements for the years ended December 31, 2016 and 2015 attached hereto regarding Napo's assessment of substantial doubt about its ability to continue as a going concern. Napo's financial statements do not include any adjustments that may result from the outcome of this uncertainty.

        Napo will continue to require substantial additional capital to continue its clinical development activities. The amount and timing of Napo's future funding requirements will depend on many factors, including its ability to attract development and licensing partners and the pace and results of its clinical development efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on Napo's financial condition and its ability to develop its product candidates.

        The following table shows a summary of cash flows for the three months ended March 31, 2017 and, 2016:

	Three Months Ended March 31,
	2017	2016
Total cash used in operations	$(1,357,067)	$390,646
Total cash from investing activities	—	—
Total cash provided by/(used in) financing activities, net	500,000	(685,508)

	$(857,067)	$(294,862)

        The following table shows a summary of cash flows for the years ended December 31, 2016 and, 2015:

	Years Ended December 31,
	2016	2015
Total (cash used in)/provided by operations	$(474,192)	$960,119
Total cash provided by/(used in) investing activities	—	—
Total cash provided by/(used in) financing activities, net	1,919,790	(1,066,716)

	$1,445,598	$(106,597)

Cash Used in Operating Activities

        During the three months ended March 31, 2017, cash used in operating activities of $1,357,067 resulted from Napo's net loss of $2,927,949, offset by amortization of debt discount of $65,706, non-cash accretion of interest on the Financing Agreement of $2,341,281; the equity method gain on Napo's investment in Jaguar of $746,667, and net changes in operating assets and liabilities of $(89,438).

        During the three months ended March 31, 2016, cash provided by operating activities of $390,646 resulted from Napo's net loss of $2,460,096, offset by a non-cash gain on the settlement of litigation with Salix of $674,578; the equity method loss on Napo's investment in Jaguar of $1,134,233; non-cash interest of $1,663,835 on the Financing Agreement; and, changes in operating assets and liabilities of $727,252.

        During the year ended December 31, 2016, cash used in operating activities of $(474,192) resulted from Napo's net loss of $20,393,028, offset by non-cash accretion of interest and penalties on the Financing Agreement of $14,590,719; the equity method loss and impairment on Napo's investment in Jaguar of $4,079,999, the receipt of license fees from Jaguar of $425,000, a gain of $1,888,319 on the settlement with Salix and other changes in operating assets and liabilities of $2,711,437.

        During the year ended December 31, 2015, cash provided by operating activities of $960,119 resulted from Napo's net income of $5,309,161, offset by a non-cash gain on the Jaguar investment of $29,961,150, the deconsolidation of Jaguar of $7,272,553 offset by a gain attributable to the non-controlling interest in Jaguar of $406,150; the equity method loss and impairment on Napo's investment in Jaguar of $12,667,064; non-cash interest of $5,997,784 on the Financing Agreement; the receipt of $1,225,000 of license fees from Jaguar; and, other changes in operating assets and liabilities of $1,144,143.

Cash Provided By/Used In Investing Activities

        During the three months ended March 31, 2017, cash from investing activities was $0.

        During the three months ended March 31, 2016, cash from investing activities was $0.

        During the year ended December 31, 2016, cash provided by investing activities was $0.

        During the year ended December 31, 2015, cash used in investing activities was $0.

Cash Provided by Financing Activities

        During the three months ended March 31, 2017, cash provided by financing activities of $500,000, net of unamortized issuance costs.

        During the three months ended March 31, 2016, cash used by financing activities of $685,508 primarily consisted of payments made of $462,500 on Napo's convertible notes due June 30, 2015 and $223,008 of payments made on the Financing Agreement.

        During the year ended December 31, 2016, cash provided by financing activities of $1,919,790 consisted of long term convertible debt of $2,500,000, offset by debt discount and issuance costs of $580,210.

        During the year ended December 31, 2015, cash used by financing activities of $1,066,716 primarily consisted of payments made of $250,000 on Napo's convertible notes due June 30, 2015 and payments of $816,716 made by Jaguar.

Description of Indebtedness

Financing Agreement

        In December 2011 and April 2013, Napo entered into a Forward Purchase Agreement(s) (together, the "Agreements") with a third party (the "Purchaser") to provide funding for Napo's litigation activities with Salix and its arbitration with Glenmark Pharmaceuticals Limited. The terms of the Agreements included a return on funds advanced, depending upon the amount of time lapsed from the initial funding, in the event Napo was successful in any part of its litigation or arbitration. In October 2014, after a successful outcome in the litigation, Napo and the Purchaser restructured what had become the existing debt under Agreements into a note (the "Financing Agreement") with a principal amount of $30,000,000 due January 1, 2017, and Napo recognized a gain on the restructuring of the debt. The loan under the Financing Agreement accrues interest monthly at 18% per annum, with monthly accrued interest added to principal on the first day of the following month.

        From July 2014 to March 2016, a portion of the royalties received by Napo from the Salix Collaboration Agreement was paid into a control account for the benefit of the Purchaser and such funds reduced the outstanding balance on the Financing Agreement. In March 2016, subsequent to the settlement of the litigation with Salix and the return of the licensed assets to Napo, the Purchaser and Napo entered into an amendment to the Financing Agreement which provided for payments by Napo to the Purchaser of 10% of net sales of Mytesi® on a quarterly basis.

        The Purchaser has a security interest (the "Security Interest") on all Napo assets, including 2,666,666 shares of Jaguar owned by Napo. The Financing Agreement requires that any funds Napo receives from sales of assets, recoveries, etc. be used to pay interest or principal on the Financing Agreement.

        All principal and interest on the Financing Agreement was due on January 1, 2017. The outstanding balance owed was $53,597,920, $51,256,639 and $36,203,421 as of March 31, 2017, and December 31, 2016 and 2015, respectively, inclusive of accrued interest added to principal of $23,392,283, $20,588,503 and $5,997,784 at March 31, 2017, December 31, 2016 and December 31, 2015, respectively. The amounts owed under the Financing Agreement will be settled at the closing of the merger pursuant to the Nantucket Settlement Agreement. See "—Recent Events—Refinancing",

"Certain Relationships and Related Transactions of Jaguar—Financings—Nantucket Settlement Agreement" and "The Merger Agreement and Related Agreements—Settlement Agreements and Investor Rights Agreement".

Convertible Notes Due June 30, 2015

        In March 2011 Napo entered into three convertible notes (the "Convertible Notes") equaling $1,575,000 with an original due date of March 18, 2014 with interest on the outstanding principal amount bearing interest at 20%. The Convertible Notes and underlying principal, interest rates, maturity dates, payment terms, and collateral were amended at various times through January 2016. The first amendment provided that the lenders (the "Lenders") were to receive 100% of the payments made to Napo pursuant to the License Agreement with Jaguar Animal Health, Inc., after the first $250,000 payment to Napo. The first payment of $250,000 was made in 2015. The amended maturity date of the Convertible Notes was June 30, 2015.

        In October 2015, the Lenders and Napo entered into a further amendment of the Convertible Notes. As part of the amendment, the Lenders agreed to reduce the level of payments made by Napo to 50% of the payments received by Napo from Jaguar Animal Health, Inc. under the License Agreement. The interest on the Convertible Notes was then increased from 12% to 15%, as of April 1, 2015 because Napo had made no interest payments as required beginning on April 1, 2015. All other terms remained the same.

        In January 2016, effective as of December 31, 2015, the Lenders and Napo agreed to a reduction of $100,000 in the payment due to the Lenders as of December 31, 2015 from Napo's License Agreement with Jaguar Animal Health, Inc. and that $100,000 would be added to the next payment to be made by Napo to the Lenders on March 31, 2016 when Napo received its final payment under the License Agreement.

        In connection with the amendments made to the Convertible Notes, Napo has issued warrants to the lenders at various times. As of March 31, 2017, December 31, 2016 and 2015, the Convertible Note Lenders collectively hold warrants to purchase 1,916,137 shares of common stock.

        The Convertible Notes have certain covenants prohibiting investments in new subsidiaries and, restrict the issuance of stock compensation to Napo employees, consultants or others without the express written consent of Dorsar Investment Company, one of the Lenders and restrict Napo from incurring any debt with superior rights than those of the Lenders, without their consent. The Convertible Notes have a second lien on Napo assets and a pledge of common stock owned by Lisa A. Conte. Napo cannot distribute to its shareholders any shares Napo owns of Jaguar Animal Health, Inc. The principal balance owed was $1,321,151, $1,321,151, and $1,783,650 as of March 31, 2017, and December 31, 2016 and 2015 respectively. The interest due on the principal balance was $670,415, $653,683 and $442,935 as of March 31, 2017, and December 31, 2016 and 2015, respectively.

Convertible Notes Due December 2019

        In December 2016, Napo entered into a note purchase agreement which provides for the sale of up to $12,500,000 face amount of notes and issued convertible promissory note(s) (the December Notes) in the aggregate face amount of $2,500,000 to three lenders and received proceeds of $2,000,000 which resulted in $500,000 of original issue discount. The carrying amount of the December Notes is reduced by $80,210 on the balance sheet for debt issuance costs. Any subsequent note purchases will be at the sole discretion of the purchaser and will be issued at similar original issue discount as the December Notes.

        The December Notes mature on December 30, 2019 and bear interest at 10% with interest due each six-month period after December 30, 2016. Interest on these notes was immaterial for the year ended December 31, 2016. If Napo merges with Jaguar, at the option of Napo, interest may be paid in cash or in the stock of Jaguar, but if Jaguar is not listed on Nasdaq or the OTC bulletin board, then interest must be paid in cash. If Napo merges with Jaguar, then in each one year period beginning December 30, 2016, up to one-third of the principal and accrued interest on the December Notes may be converted into the common stock of the merged entity at a conversion price of $0.935 per share. The December Notes are secured by a security interest in Napo inventory pursuant to a limited subordination agreement between Napo, the December Note purchasers and the Convertible Note Lenders and the Lender associated with the Financing Agreement. The principal balance owed was $2,500,000, $2,500,000 and $0 as of March 31, 2017 and December 31, 2016 and 2015, respectively. The interest due on the principal balance was $63,010, $1,366 and $0 as of March 31, 2017 and December 31, 2016 and 2015, respectively.

March 2017 Notes

        On March 1, 2017, Napo entered into an exchangeable note purchase agreement with two lenders for the funding of $1,050,000 (face amount of $1,312,500) in two $525,000 tranches (face amount $656,250). The notes bear interest at 3% and mature on December 1, 2017. Interest may be paid at maturity in either cash or shares of Jaguar, provided that if Jaguar is not listed on Nasdaq or the Bulletin Board or registered under the Securities Act then interest must be paid in cash. Assuming the issuance of $1,312,500 of exchangeable notes, the notes may be exchanged for up to 2,343,752 shares of Jaguar common stock, prior to maturity date assuming that either the merger of Napo and Jaguar has occurred, among other conditions. Napo received funding of $525,000 on March 1, 2017, and recorded $131,250 of original issue discount and $25,000 of debt issuance costs. The principal amount outstanding as of March 31, 2017 was $656,250 with unpaid interest of $1,672.

Financing Agreement Settlement

        On March 31, 2017, Napo entered into the Nantucket Settlement Agreement pursuant to which Napo agreed, simultaneously with the consummation of the merger, (a) to make a cash payment to Nantucket of either $8 million or $8.5 million (depending upon the percentage of outstanding common stock represented by the shares released in the following clause (b)), which will reduce the outstanding principal obligations under the Financing Agreement, and (b) in satisfaction as a compromise for the outstanding obligations under the Financing Agreement and the release of any lien or security interest in respect of such outstanding obligations, (x) to transfer to Nantucket 2,666,666 shares of Jaguar common stock owned by Napo and (y) to cause Jaguar to issue to Nantucket 2,217,579 newly issued shares of Jaguar voting common stock (sometimes referred to herein as the Remaining Tranche C Shares) and 38,180,451 newly issued shares of Jaguar non-voting common stock, which shares are subject to the terms of the Investor Rights Agreement described below.

        In connection with the execution of the merger agreement and the Nantucket Settlement Agreement, Jaguar and Nantucket entered into the Investor Rights Agreement, pursuant to which, among other things, Jaguar agreed to register the resale of the shares issued to Nantucket pursuant to the Nantucket Settlement Agreement on one or more registration statements. A portion of these shares will be held in escrow and released to either Nantucket or the former Napo stockholders, depending on whether Nantucket receives sufficient proceeds from the resale of the Tranche A Shares to third parties to satisfy the Hurdle Amounts. The Investor Rights Agreement also provides that Jaguar cannot pay any dividends on any shares of its capital stock or redeem any shares, except in limited circumstances, without the prior written consent of Nantucket.

        On June 27, 2017, Jaguar, Napo and Nantucket entered into the Consent, which, among other things, as a result of certain dilution that might be caused by the issuance of a convertible note as described in the exhibit to the Consent and certain stock issuances by Jaguar since entering into the merger agreement and prior to the consummation of the merger, (x) increases the Remaining

Tranche C Shares from 1,940,382 shares of Jaguar voting common stock to 2,217,579 shares of Jaguar voting common stock and (y) reduces the number of Tranche B Shares from 19,900,202 shares of non-voting Jaguar common stock to 19,700,625 shares of non-voting Jaguar common stock. To the extent dilution to the Tranche A Shares as a result of such convertible note issuance or such stock issuances would result in a breach of the Investor Rights Agreement or a failure of the condition set forth in Section 2(j) of the Nantucket Settlement Agreement to be satisfied at the closing of the merger, any such breach or failure was waived by Nantucket so long as immediately after the closing of the merger, the Tranche A Shares represent no less than 18.9% of the total outstanding capital stock of Jaguar (on a fully diluted basis as defined in Section 2.1(d) of the Investor Rights Agreement as modified by the Consent).

        Under the Consent, the parties also (x) agreed to increase the authorized number of shares of voting common stock under Jaguar's Third Amended and Restated Certificate of Incorporation from 175,000,000 shares to 250,000,000 shares and (y) acknowledged and agreed that the Outside Date specified in Section 10.1(b)(i) of the merger agreement be extended to July 31, 2017 and the date specified in Section 9(a) of the Nantucket Settlement Agreement be extended to July 31, 2017.

Settlement with the Convertible Notes

        On March 31, 2017, Napo entered into an agreement with the three Convertible Note lenders to exchange their existing $1,991,565 debt including interest accrued up to January 31, 2017 for 2,153,041 non-voting common shares of Jaguar at a deemed value of $0.925 per share. Additionally, upon the closing of the merger, all warrants to purchase 6,727,443 shares Napo common stock currently held by the lenders or entities and/or individuals affiliated with the lenders with be exchanged for warrants to purchase 1,224,874 shares of Jaguar common stock at an exercise price of $0.08 per share. The settlement, among other conditions, is predicated on the successful closing of the merger of Napo and Jaguar.

Settlement with Legal Creditors

        On March 31, 2017, Napo entered into agreements with two law firms to settle $2,376,812 owed to them in exchange for the issuance of 2,569,526 non-voting shares of Jaguar common stock at a deemed value of $0.925 per share. The settlement, among other conditions, is predicated on the successful closing of the merger of Napo and Jaguar.

Amendment to Kingdon Capital Management Note Purchase Agreements

        On March 31, 2017, Napo and entities affiliated with Kingdon Capital Management entered into an Amended Note Purchase Agreement which among other items provided for the payment of additional legal fees to Kingdon through the issuance of 54,054 shares of Jaguar common stock assuming a closing of the merger.

        The following is a schedule of Napo's debt:

Debt	Borrowings March 31, 2017	Borrowings December 31, 2016	Borrowings December 31, 2015
Current:
Financing Agreement	$53,597,920	$51,256,639	$—
Convertible Notes due June 30, 2015	1,838,498	1,321,151	1,783,650

Total current borrowings:	55,436,418	52,577,790	1,783,650

Long term debt:
Financing Agreement		—	36,203,421
Settlement Liability(1)	2,500,000	2,500,000	2,500,000
Convertible Notes, net, due December 30, 2019	1,968,149	1,919,790	—

Total long term borrowings:	4,468,149	4,419,790	38,703,421

Total:	$59,904,567	$56,997,580	$40,487,071

        The following table sets forth scheduled future principal payments as of March 31, 2017:

Amounts Due in Years Ending December 31,	Principal Amount
2017	$55,436,418
2018	—
2019	2,500,000
Thereafter(1)	2,500,000

Total:	$60,436,418

(1)
Settlement liability is payable out of royalties to be paid pursuant to a collaboration agreement with Glenmark Pharmaceuticals Limited. See Note 5 and Note 12 to the financial statements. Napo has received no royalties from the its collaboration agreement with Glenmark and is unable to determine when, if ever, such royalties will be received. Future principal payments after 2019 include unamortized debt discount of $531,851.

Warrants

        Napo's issuance of warrants to purchase Napo common stock as of March 31, 2017, is summarized in the table below. All outstanding warrants to purchase common stock have been issued in connection with various debt and equity financings between 2008 and 2014, including amendments and refinancings, to entities including Dorsar Partners, LP, Dorsar Investment Company, Continental Properties, Alco Investment Company, Two Daughters LLC and/or entities affiliated with the principals thereof.

Shares underlying warrants	Exercise price	Expiration Date
411,047	$0.200000	December 31, 2018
387,849	$0.550000	December 31, 2018
3,361,080	$0.194163	December 31, 2025
688,953	$0.200000	December 31, 2025
1,155,560	$0.550000	December 31, 2025
722,954	$0.553280	December 31, 2025

6,727,443

Indian Subsidiaries

        Napo has three subsidiary companies (the "Subsidiary Companies") in India. These entities have had limited operations for several years, however certain of them have deficit balances. In connection with funding arrangements entered into by an investor in the Subsidiary Companies, the investor may require the Subsidiary Companies to redeem certain assets and distribute the proceeds to the investor. Napo believes that assets subject to redemption have little or no value, however the investor may require redemption for certain administrative or legal purposes. Under Indian law an entity may not make distributions to investors if they are in a net deficit position. While the estimated fair value of the redeemable assets is immaterial, Napo may have to contribute additional funds to the Subsidiary Companies to remove any net deficit in order for the redemption to proceed. Napo estimates that amount of such contribution, if any, to the Subsidiary Companies would be $250,000 or less.

        On March 16, 2017, Napo received a communication from the investor in the Subsidiary Companies that it intended to exercise it redemption right.

Income Taxes

        A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. Napo has established a valuation allowance to offset net deferred tax assets as of December 31, 2016 and 2015, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. As of December 31, 2016, Napo had federal and California net operating loss carryovers of approximately $85.4 million and $83.1 million, respectively. The federal and California net operating losses will begin to expire in 2033.

        As of December 31, 2016, Napo had federal and California research credit carryovers of approximately $1.3 million and $0.8 million, respectively. The federal research credits will begin to expire in 2033. The California research credits carry forward indefinitely.

        The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforward in certain situations where changes occur in the stock ownership of a company. Due to Napo's cumulative loss position, Napo has not determined whether an ownership change has occurred under these provisions. In the event Napo has had a change in ownership, as defined by the tax law, utilization of the carryforwards could be limited.

Critical Accounting Policies and Significant Judgments and Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While Napo bases its estimates and judgments on its experience and on various other factors that Napo believes to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. Napo believes the following significant accounting policies used in the preparation of its financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to Napo's audited financial statements.

  Recent Accounting Pronouncements

        In August 2016, the FASB issued Accounting Standards Update No. 2016-15, Statement of Cash Flows (Topic 230) ("ASU No. 2016-15"). ASU No. 2016-15 addresses how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU No. 2016-15 is effective for the Company in the first quarter of 2018, with early adoption permitted, and is to be applied using a retrospective approach. The Company is expected to adopt the provisions of ASU 2016-15 on January 1, 2017, and the provisions are not expected to have a material impact on the Company's financial position or results of operations.

        In June 2016, the FASB issued Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326) ("ASU No. 2016-13"). ASU No. 2016-13 revises the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU No. 2016-13 is effective for the Company in the first quarter of 2020, with early adoption permitted, and is to be applied using a modified retrospective approach. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2016-13.

        In March 2016, the FASB issued Accounting Standards Update No. 2016-06, Derivatives and Hedging—Contingent Put and Call Options in Debt Instruments (Topic 815) ("ASU No. 2016-06"). ASU No. 2016-06 clarifies the steps required to assess whether a call or put option meets the criteria for bifurcation as an embedded derivative. Effective April 3, 2016, the Company adopted the provisions of ASU No. 2016-06 on a prospective basis. The adoption of the provisions of ASU No. 2016-06 did not materially impact the Company's consolidated financial position or results of operations.

        In January 2016, the FASB issued Accounting Standards Update No. 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825) ("ASU No. 2016-01"). ASU No. 2016-01 revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU No. 2016-01 requires the change in fair value of many equity investments to be recognized in net income. ASU No. 2016-01 is effective for the Company in the first quarter of 2018, with early adoption permitted, and is to be applied prospectively. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2016-01.

        In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Income Taxes—Balance Sheet Classification of Deferred Taxes (Topic 740) ("ASU No. 2015-17"). ASU No. 2015-17 requires deferred tax liabilities and assets to be classified as noncurrent in the consolidated balance sheet. ASU No. 2015-17 is effective for the Company in the first quarter of 2017, with early adoption permitted. ASU No. 2015-17 may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Effective October 2, 2016, the Company adopted the provisions of ASU No. 2015-17 on a prospective basis. The adoption of the provisions of ASU No. 2015-17 resulted in a reclassification of deferred tax liabilities and assets from current to noncurrent and did not materially impact the Company's consolidated financial position or results of operations.

        In July 2015, the FASB issued Accounting Standards Update No. 2015-11, Inventory—Simplifying the Measurement of Inventory (Topic 330) ("ASU No. 2015-11"). ASU No. 2015-11 requires an entity to measure inventory within the scope of the update at the lower of cost and net realizable value, and defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Effective January 1, 2016, the Company adopted the provisions of ASU No. 2015-11 on a prospective basis. The adoption of the provisions of ASU No. 2015-11 did not materially impact the Company's consolidated financial position or results of operations.

        In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU No. 2014-09"). ASU No. 2014-09 supersedes all existing revenue recognition guidance. Under ASU No. 2014-09, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014-09 is effective for the Company in the first quarter of 2018, with early adoption permitted in the first quarter of 2017. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. In March, April, May, and December 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net) ("ASU No. 2016-08"); ASU No. 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing ("ASU No. 2016-10"); ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients ("ASU No. 2016-12"); and ASU No. 2016-19, Technical Corrections and Improvements ("ASU No. 2016-19"), respectively. ASU No. 2016-08, ASU No. 2016-10, ASU No. 2016-12, and ASU No. 2016-19 provide supplemental adoption guidance and clarification to ASU No. 2014-09, and must be adopted concurrently with the adoption of ASU No. 2014-09. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2014-09, ASU No. 2016-08, ASU No. 2016-10, ASU No. 2016-12, and ASU No. 2016-19.

Market Prices of and Dividends on Napo Common Stock

        There is no established trading market for the Napo common stock. As of June 30, 2017, Napo common stock was held by approximately 275 stockholders of record. No cash dividends have been paid on Napo common stock during the two most recent fiscal years, and Napo does not intend to pay cash dividends on its common stock in the immediate future.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The following table sets forth information with respect to the beneficial ownership of Napo's voting securities as of June 30, 2017, the date of the table, by:

  •
  each person known by Napo to beneficially own more than 5% of the outstanding shares of its common stock;

  •
  each of Napo's named executive officers;

  •
  each of Napo's directors; and

  •
  all of Napo's directors and executive officers as a group.

        Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of Napo's common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to the securities. Except as otherwise provided by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Napo common stock shown as beneficially owned by them. The number of shares of Napo common stock used to calculate the percentage ownership of each listed person includes the shares of Napo common stock underlying options or warrants held by such persons that are currently exercisable or exercisable within 60 days of June 30, 2017, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Percentage of beneficial ownership is based on 108,202,786 shares of Napo common stock outstanding as of June 30, 2017.

        Except as otherwise set forth below, the address of each beneficial owner listed in the table below is c/o Napo Pharmaceuticals, Inc., 201 Mission Street, Suite 2375, San Francisco, California 94105.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders:
The Bank of New York (Nominees) Limited(1)	Common	38,878,169	35.9%
Bochnowski Family Trust(2)	Common	7,007,020	6.5%
WBW Trust Number One(3)	Common	6,006,175	5.6%
ILFS Holdings(4)	Common	5,600,455	5.2%
Named executive officers and directors:
Lisa A. Conte(5)	Common	1,394,380	1.3%
Richard W. Fields	Common	—	—
Joshua Mailman(6)	Common	5,135,674	4.7%
Gregory Stock(7)	Common	686,273	0.6%
Charles Thompson(8)	Common	137,000	0.1%
All current executive officers and directors as a group (5 persons)(9)	Common	7,353,327	6.7%

(1)
Represents 38,878,169 shares held by entities advised by Invesco Asset Management Limited, a wholly owned subsidiary of Invesco UK Limited and Invesco Limited, a Bermudan company listed on the NYSE.

(2)
James J. Bochnowski, the chairman of Jaguar's board, is a co-trustee and beneficiary of Bochnowski Family Trust and shares voting and investment control over such shares with his spouse.

(3)
WBW Trust Number One is a Washington state trust, for which William T. Weyerhaeuser is the trustee with sole voting and investment power.

(4)
Represents 5,600,455 shares held by ILFS Holdings.

(5)
Includes (i) 673,380 shares of common stock and (ii) 757,000 shares of common stock issuable under stock options that are exercisable or will become exercisable within 60 days of June 30, 2017. Lisa A. Conte, Napo's interim Chief Executive Officer, is the chief executive officer and president of Jaguar.

(6)
Includes (i) 4,899,321 shares of common stock directly held by Mr. Mailman and (ii) 236,363 shares of common stock held by the Joshua Mailman Foundation. The Joshua Mailman Foundation is an independent foundation founded by Mr. Mailman and he is the President and one of two directors of the foundation. The Joshua Mailman Foundation's principal business address is Hecht and Co., 350 Fifth Ave., 68th Floor, New York, NY 10118.

(7)
Includes (i) 386,273 shares of common stock and (ii) 300,000 shares of common stock issuable under stock options that are exercisable or will become exercisable within 60 days of June 30, 2017.

(8)
Represents 137,000 shares of common stock issuable under stock options that are exercisable or will become exercisable within 60 days of June 30, 2017.

(9)
See footnotes (5) - (8).

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  Exhibit 99.4
NAPO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS